                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 JOSTENS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

March 25, 1999

Dear Shareholder:

  You are cordially invited to join us at the 1998 Annual Meeting of your company, which will be held at 10 a.m. Thursday, April 22, 1999, in the auditorium of the company's headquarters at 5501 Norman Center Drive, Minneapolis, Minnesota. The formal notice of the meeting and proxy statement appear on the following pages.

  At the meeting, shareholders will elect two individuals to serve as directors for terms of three years, one individual to serve as a director for a term of two years and consider the board's proposal that shareholders ratify the appointment of Ernst & Young as the company's independent accountants for 1999.

  Directors and officers will be present before and after the meeting to talk with shareholders. During the meeting there will be an opportunity for shareholder questions regarding the affairs of the company and for discussion of the business to be considered at the meeting.

  We hope you will be able to attend and participate in the meeting. However, whether or not you intend to attend the meeting in person, you can be assured that your shares will be represented at the meeting by completing and returning the enclosed proxy card in the envelope provided as soon as possible or by taking advantage of the phone or internet voting. Remember, your vote is important!

                                          Cordially,

                                          Robert C. Buhrmaster
                                          Chairman of the Board

 Robert C. Buhrmaster      5501 Norman Center Drive    Telephone (612) 830-3300
 Chairman of the Board     Minneapolis, MN 55437       www.jostens.com

                           5501 Norman Center Drive
                         Minneapolis, Minnesota 55437

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 22, 1999

                             ---------------------

To Our Shareholders:

  The Annual Meeting of the Shareholders of Jostens, Inc., will be held at the executive offices of the company, 5501 Norman Center Drive, Minneapolis, Minnesota, Thursday, April 22, 1999, at 10 a.m. local time, for the following purposes, as described in more detail in the accompanying Proxy Statement.

  1. To elect three directors, two to serve three-year terms and one to serve a two-year term.

  2. To ratify the appointment of Ernst & Young to act as independent auditors of the company for fiscal year 1999.

  3. To transact such other business that may be properly considered at the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 3, 1999, are entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting.

                                          ON BEHALF OF THE BOARD OF DIRECTORS


                                          William J. George
                                          Secretary

March 25, 1999

               PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND
              MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE OR
     TAKE ADVANTAGE OF THE OPTION TO VOTE BY TELEPHONE OR VIA THE INTERNET

                           5501 Norman Center Drive
                         Minneapolis, Minnesota 55437

                             ---------------------

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                                April 22, 1999

                             ---------------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished to the shareholders of Jostens, Inc. in connection with the solicitation by the Board of Directors of the company of proxies for use at the Annual Meeting of Shareholders to be held Thursday, April 22, 1999, at 10 a.m. local time, and at all adjournments thereof.

  Shareholders of the company may vote their shares either in person or by proxy. The affirmative vote, either in person or by proxy, of a majority of the shares of common stock present and entitled to vote at the Annual Meeting is required for election of each nominee director and for approval of the other items to be acted on by the shareholders.

  Any proxy received pursuant to this solicitation will be voted at the Annual Meeting as specified by the shareholder. A proxy signed by the shareholder that lacks any such specification will be voted FOR the election of the nominees for director and FOR the ratification of the appointment of Ernst & Young to act as independent auditors of the company for 1999. A proxy voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter and will be counted as votes against that matter. Shares represented by a proxy card in which authority is withheld, including any broker non-votes on a matter, will be treated as shares not entitled to vote on that matter and will not be counted in determining whether that matter has been approved.

  A proxy may be revoked by the person giving it at any time before it is used at the Annual Meeting. A proxy may be revoked by filing a revoking instrument with the secretary of the company, by submitting a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

  The cost of solicitation will be borne by the company. Proxy solicitation will be conducted primarily by mail. Morrow & Co., Inc., New York, N.Y., has been retained to assist in the distribution of proxies at an estimated fee of $5,500 plus expenses. Directors, officers and employees of the company may solicit proxies in person, by telephone, by facsimile or by electronic mail. The company may reimburse brokerage firms and others for expenses incurred in forwarding proxy materials to the beneficial owners of the company's common stock.

  This Proxy Statement and the enclosed form of proxy are first being mailed to Jostens shareholders on March 25, 1999.

                       VOTING SECURITIES OF THE COMPANY

  Only shareholders of record at the close of business on March 3, 1999, are entitled to vote at the Annual Meeting. On March 3, 1999, the company had 35,134,930 outstanding shares of common stock, each such share entitling the holder to one vote on each matter to be voted on at the Annual Meeting. Holders of shares of common stock are not entitled to cumulative voting rights. Representation in person or by proxy of a majority of the shares outstanding is requir ed to constitute a quorum.

                       PRINCIPAL HOLDERS OF COMMON STOCK

  The following table sets forth certain information concerning persons known to the company to be the beneficial owner of more than 5 percent of the company's common stock.

             Name and Address         Number of Shares Beneficially Owned Percent of Class
             ----------------         ----------------------------------- ----------------
      Capital Guardian Trust Company               2,395,420(/1/)               6.8%
      11100 Santa Monica Boulevard
      Los Angeles, CA 90025

---------------------
(1) According to the Schedule 13G dated February 8, 1999, this entity had sole dispositive power over all of the shares set forth above opposite its name as of December 31, 1998. Capital Guardian Trust Company, a bank as defined in Section 3(a)6 of the Securities Exchange Act of 1934 (the
     Act), is deemed to be the beneficial owner of the securities reported as a result of its serving as the investment manager of various institutional accounts. The securities reported include 1,022,140 shares for which Capital International Limited is deemed to be beneficial owner as a result of its serving as the investment manager of various institutional accounts and 627,250 shares for which Capital International S.A. is deemed to be beneficial owner as a result of its serving as the investment manager of various institutional accounts. Capital Guardian Trust Company, Capital International Limited and Capital International S.A. are affiliated entities.

                             ELECTION OF DIRECTORS

Nomination

  The company's Articles of Incorporation currently provide that the Board of Directors shall consist of not less than five nor more than 15 members, which number shall be fixed from time to time by resolution of the board and shall be divided into three classes of as nearly equal size as possible. The standard term of each class is three years and the term of one class expires each year in rotation. The company has established a retirement age for directors of 70 years old. The board presently consists of seven members. At the Annual Meeting, the terms of two current directors will expire and Mr. Walker Lewis will resign from the board, prior to the end of his current term.

  The board has determined that there will be seven directors of the company for the ensuing year or until such time as the number of directors may be changed by the board. The Board of Directors has designated Robert C. Buhrmaster and Jack W. Eugster as nominees for election to three-year terms ending at the next subsequent annual meeting after the end of fiscal year 2001 or until their successors are duly elected and qualified. The Board of Directors has designated Brenda J. Lauderback as nominee for election to a two-year term ending at the next subsequent annual meeting after the end of fiscal year 2000 or until her successor is duly elected and qualified. Both Mr. Buhrmaster and Mr. Eugster are currently directors of the company. The board has no reason to believe that any nominee will be unable to serve if elected. If, prior to the Annual Meeting, the board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that would have been voted for such nominee will be voted for a substitute nominee as selected by the board.

  The following information has been furnished to the company by the respective directors and nominees. Except as otherwise stated, each of the directors and nominees has held his or her present occupation for the past five years. The term of each director expires at the next subsequent annual meeting after the end of the year shown below each individual's name.

                                                                                Director
                          Principal Occupation and Other Directorships      Age  Since
                          --------------------------------------------      --- --------
Lilyan H. Affinito    Lilyan H. Affinito until 1991 served as Vice Chair-    67   1987
(1999)                man of the Board of Maxxam Group, Inc., a forest
                      products, real estate management and development and
                      integrated aluminum production company. She previ-
                      ously served as President and Chief Operations Offi-
                      cer of Maxxam Group. She is also a director of Kmart
                      Corporation; Caterpillar, Inc.; KeySpan Energy Cor-
                      poration; and Chrysler Corporation.

                                                                                Director
                          Principal Occupation and Other Directorships      Age  Since
                          --------------------------------------------      --- --------
Robert C.             Robert C. Buhrmaster is the Chairman, President and    51   1993
Buhrmaster            Chief Executive Officer of the company. Mr.
                      Buhrmaster joined the company in December 1992 as
(nominee)             Executive Vice President and Chief Staff Officer. He
                      was named President and Chief Operating Officer in
                      June 1993; was named Chief Executive Officer in
                      March 1994; and was named Chairman in February 1998.
                      Prior to joining the company, Mr. Buhrmaster was
                      with Corning, Inc. for 18 years, most recently as
                      Senior Vice President of Strategy and Business De-
                      velopment. He is also a director of The Toro Compa-
                      ny.



Jack W. Eugster       Jack W. Eugster is Chairman, President and Chief Ex-   53   1995
                      ecutive Officer of Musicland Stores Corp, a spe-
(nominee)             cialty retailer of home entertainment products. He
                      has been with Musicland Stores Corp. since June
                      1980. He is also a director of Damark International,
                      Inc.; Donaldson Company, Inc.; MidAmerican Energy
                      Holdings Company; and ShopKo Stores, Inc.




Mannie L. Jackson     Mannie L. Jackson is majority owner and Chairman of    59   1994
                      Harlem Globetrotters International, Inc., a sports
(2000)                and entertainment company. Until December 1994, he
                      was Senior Vice President--Corporate Marketing and
                      Administration of Honeywell Inc., a manufacturer of
                      control systems. He was with Honeywell since 1968,
                      serving in a variety of executive capacities. He is
                      also a director of Ashland Inc.; The Stanley Works;
                      and Reebok International Ltd.




Brenda J.             Brenda J. Lauderback was the Group President--Whole-   48     --
Lauderback            sale and Retail of Nine West Group, Inc., a company
                      that designs, develops and markets quality, fashion-
(2000)                able footwear and accessories, from 1995 until March
                      1998. From 1993 through 1995, Ms. Lauderback was
                      President, Wholesale Division of U.S. Shoe Corpora-
                      tion. She is also a director of Irwin Financial Cor-
                      poration.

                                                                                Director
                          Principal Occupation and Other Directorships      Age  Since
                          --------------------------------------------      --- --------
Kendrick B.           Kendrick B. Melrose is Chairman and Chief Executive    58   1996
Melrose               Officer of The Toro Company, a manufacturer of out-
                      door beautification equipment. He has been with The
(1999)                Toro Company since 1970. He is also a director of
                      The Valspar Corporation; Donaldson Company, Inc.;
                      and SurModics, Inc.



Richard A. Zona       Richard A. Zona is Vice Chairman of U.S. Bancorp, a    54   1996
                      regional bank holding company. He has been with U.S.
(1999)                Bancorp since September 1989.





Information About the Board and its Committees

  Committees. The business and affairs of the company are managed under the direction of the Board of Directors, which met six times in 1998. The board maintains an Audit Committee, an Executive Committee and a Compensation Committee. The board does not maintain a nominating committee, but instead the board as a whole determines the nominees for director based on a slate recommended by the Executive Committee. The board will consider nominees recommended by shareholders. During 1998, no director attended fewer than 75 percent of the aggregate number of meetings of the board or the committees on which each director serves.

  The Audit Committee presently consists of directors Affinito, Melrose and Zona. The committee, along with other duties, reviews the company's financial and accounting practices and procedures, the scope and results of the annual audit performed by the company's independent auditors and the professional services provided by such auditors. The Audit Committee met four times during 1998.

  The Compensation Committee presently consists of directors Eugster, Jackson and Lewis. The committee, along with other duties, reviews, evaluates and approves the various levels and forms of compensation for key management and officers of the company. In addition, the committee administers the company's stock incentive plans. The Compensation Committee met three times during 1998.

  The Executive Committee presently consists of directors Buhrmaster, Eugster, Melrose and Zona. The committee charter permits it to exercise most of the powers of the Board of Directors during intervals between regular meetings of the full board. The Executive Committee met four times during 1998.

  Directors' Fees. An annual retainer of $22,000 is paid to those members of the Board of Directors who are not present or past employees of the company. In addition, non-employee directors receive $1,000 for each board or committee meeting attended and $500 for each telephone meeting. The chair of each board committee is entitled to an additional $2,000 per year. Pursuant to the company's 1992 Stock Incentive Plan, each non-employee director automatically is granted, as of the date of each annual meeting of shareholders, a non-qualified option to purchase 2,200 shares of the company's common stock at the then-current market value and a restricted stock units equal to 50 percent of the value of the then-annual base retainer. Such share units receive dividend credits and are restricted until the director terminates service as a director, at which time the share units are paid to the director in company common stock.

  Under the Jostens, Inc. Deferred Compensation Plan, a non-employee director may elect to receive his or her fees in the form of either cash or company stock or to defer such fees in an interest-bearing account and/or a company share equivalent account. The interest-bearing account accrues interest at a rate equivalent to the seven-year U.S. Treasury Note rate plus one percentage point. Deferred compensation in the share equivalent account is treated as though it were invested in company stock, with each account credited for dividend equivalents and adjusted to reflect share ownership changes resulting from events such as a stock split or recapitalization. Participants have no voting rights with respect to the share equivalent account until shares are distributed. Upon termination of service as a director, a participant may elect to receive the balance in his or her account (in the form of cash or shares, as the case may be) either in a lump sum or in installments. Upon a change in control of the company, participants will receive the balance in their accounts in a lump sum.

                     SHARES HELD BY DIRECTORS AND OFFICERS

  The following table shows the amount of common stock of the company beneficially owned by the company's directors, the executive officers of the company named in the Summary Compensation Table below and the directors and executive officers as a group.

                            Common Shares Owned Beneficially  Percent of Shares
 Name                      as of March 3, 1999(/1/)(/2/)(/3/)    Outstanding
 ----                      ---------------------------------- -----------------
Lilyan H. Affinito........                22,994                       *
Carl H. Blowers...........                84,191                       *
Robert C. Buhrmaster......               459,704                     1.3%
Jack W. Eugster...........                 9,540                       *
Mannie L. Jackson.........                12,438                       *
David J. Larkin...........                88,500                       *
Walker Lewis..............                 2,376                       *
John J. Mann..............                46,077                       *
Kendrick B. Melrose.......                 8,020                       *
William N. Priesmeyer.....                82,158                       *
Richard A. Zona...........                 8,766                       *
All directors and
 executive
 officers as a group (18
 members).................             1,156,067                    3.29%

---------------------
*  Represents less than 1% of the company's outstanding common stock.

(1) Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person's or group's name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such individual or group.
(2) Includes the following number of shares which may be acquired upon the exercise of options by the named persons or group within 60 days: Ms. Affinito, 8,583 shares; Mr. Blowers, 42,333 shares; Mr. Buhrmaster, 338,000 shares; Mr. Eugster, 2,583 shares; Mr. Jackson, 3,583 shares; Mr. Larkin, 33,333 shares; Mr. Lewis, 733 shares; Mr. Mann, 41,333 shares; Mr. Melrose, 1,833 shares; Mr. Priesmeyer, 35,333 shares; Mr. Zona, 1,833 shares; and all directors and executive officers as a group, 719,484 shares. Also includes the following number of restricted shares held subject to forfeiture: Mr. Blowers, 4,817 shares; Mr. Buhrmaster, 10,135 shares; Mr. Larkin, 6,411 shares; Mr. Mann, 3,000 shares; Mr. Priesmeyer, 5,673 shares; and all directors and executive officers as a group, 43,637 shares.
(3) Includes the following number of shares held for the account of the named person participating in the Jostens, Inc. Deferred Compensation Plan: Ms. Affinito, 12,611 shares; Mr. Eugster, 5,957 shares; Mr. Jackson, 8,855 shares; Mr. Lewis, 1,643 shares; Mr. Melrose, 4,187 shares; and Mr. Zona, 1,015 shares.

                     REPORT OF THE COMPENSATION COMMITTEE
                       REGARDING EXECUTIVE COMPENSATION

To Jostens, Inc. Stockholders:

  The Compensation Committee of the Jostens Board of Directors has the responsibility to establish and carry out the executive compensation philosophy and programs of your company and to report to you the compensation decisions and actions taken during the past fiscal year. Our committee consists of three outside independent board members. We have independent access to and use of outside executive compensation consultants on matters of plan design, administration and competitiveness. This report discusses the committee's work in establishing executive compensation for the chief executive officer and executive officers of your company.

Philosophy

  The Board of Directors has established a compensation philosophy and programs that support and reinforce growth in shareholder value. Jostens recognizes and rewards its employees for individual, team and overall company performance. Jostens provides a competitive total compensation opportunity that delivers premium rewards for superior performance and below-competitive rewards for performance that fails to meet our standards. Beyond structuring base salary and benefits to be competitive to attract and retain well-qualified executives, our philosophy is to strongly tie compensation to company performance by placing a significant part of the executive officers' compensation at risk.

  The committee believes that:

  1. The interests of executives should be linked with shareholders through the risks and rewards of Jostens stock ownership;

  2. Executives should purchase and hold Jostens stock;

  3. A substantial portion of executive compensation should be at risk of not being paid if the company's performance does not meet objectives;

  4. All executives should have a portion of compensation tied to overall corporate performance;

  5. Executives responsible for specific business units also should have a substantial portion of compensation tied to that business unit's performance;

  6. In addition to rewards for annual results, a significant portion of executive compensation should be long term, to focus management on achieving sustained long-term results; and

  7. Special benefits and perquisites for executives should be minimized.

Elements of the Executive Compensation Program

  We directly link key executive officer compensation to the company's stock performance and achievement of other long- and short-term performance goals and objectives. Approximately 60 percent of an executive officer's targeted total compensation is "at risk." If company performance targets are not achieved, bonus and incentive awards are significantly reduced or not paid at all. If performance targets are met or surpassed, shareholder value should increase and executive officer performance-based compensation increases commensurate with the company's performance.

  The key elements of Jostens' executive compensation are: base salary, an annual bonus and long-term incentives in the form of stock options and performance shares. While we establish the elements and targets for compensation, individual and corporate performance drive the actual compensation paid.

  In 1998, the company chose to implement stock ownership guidelines for all executive officers. The guidelines require that executive officers must own shares of Jostens stock with a total market value that is a multiple of their salary grade midpoint or base salary, whichever is higher. The multiple ranges from 1.0 for a vice president to 3.0 for the chief executive officer. Executives have five years to reach this ownership guideline (until February
2004).

  To aid in achievement of the stock ownership guidelines, two new programs were approved in 1998. First, the Executive Stock Matching Program allows executives to receive up to half of their annual bonus in stock if their stock ownership is not at guideline level. In addition, the company will match 25 percent of the shares they receive under this program with additional shares of stock. This match is in the form of a restricted stock grant, which vests after three years and would be forfeited if the executive left the company for any reason during the vesting period. Second, the Executive Stock Purchase Program was designed for executives subject to the stock ownership guidelines and consists of a loan provision and a stock discount. The bank loan is an unsecured, full-recourse loan taken out by the executive, with Jostens coordinating the financing. Jostens guarantees principal and interest payments and a balloon principal payment is required at the end of five years. Also part of this program is a 15 percent discount in the form of a restricted stock grant. See Executive Stock Purchase Program section below for additional details.

  In determining each component of compensation, we consider an executive's total compensation package. We target total compensation for executive officers at levels that reflect total compensation offered by companies of similar size in general industry. The comparison companies we use to determine appropriate executive compensation levels are not the same companies included in the peer group performance graph in this Proxy Statement, because the peer group index includes companies with revenues greater than Jostens and companies in a different grouping of industries.

  We establish base salaries of executive officers that are competitive with the market median for similar positions in other companies of similar size in general industry. Each executive's base salary is initially determined according to competitive pay practices, consideration of internal equity, level of responsibility, prior experience and breadth of knowledge. Generally, salaries are reviewed annually. Increases to executive officer base salary depend primarily on individual performance and the executive officer's contribution and future growth potential, as well as company performance and competitive market rates.

  We establish annual bonus targets as a percentage of base salary. Bonus awards are designed to reward executives and other key managers for achieving financial performance goals of the company and/or operating unit as well as completing key business initiatives. If performance goals are exceeded, award amounts increase, but if goals are not met, awards are reduced or not paid at all. Annual bonus awards are paid to operating officers for achieving total corporate and individual operating unit financial performance and key business initiatives. Annual bonus awards for staff officers are tied to achieving total corporate financial performance and key strategic initiatives. Executive officers (excluding the chief executive officer) also participate in a companywide Performance Pays bonus program that was introduced in 1997 for all of the company's non-union employees and is based on achieving net income performance goals established by this committee.

  Long-term incentive compensation for executive officers consists primarily of annual stock option grants approved by the committee. In July 1997, the committee approved an annual grant of stock options and performance shares. The stock options were granted at fair market value on date of grant with vesting over three years. The earning of the performance shares granted in 1997 was based on the achievement of an EPS goal established for fiscal year 1998, along with maintaining a minimum level of return on assets. The required level of EPS and return on assets was achieved for fiscal year 1998. The performance shares earned were valued at the share price on the last trading day of 1998. The value of the performance shares earned was paid out half in cash and half in stock. Future executive incentive compensation will be based on annual stock option grants.

  Chief Executive Officer Robert C. Buhrmaster's fiscal year 1998 performance was reviewed by the independent directors as established in the CEO Evaluation Process adopted by the Board of Directors in 1995. Jostens' financial results met management expectations in 1998. The company accomplished improvements in its infrastructure to support stronger growth and delivered meaningful ongoing earnings per share improvement.

  Mr. Buhrmaster's compensation reflects the board's assessment of both Jostens' fiscal year 1998 results and his overall performance. The board granted Mr. Buhrmaster a salary increase in 1998 of 11% to bring him to a base salary of $500,000. Based on Mr. Buhrmaster's partial achievement of fiscal year 1998 performance goals, the board approved a 1998 bonus for him of $324,000. This bonus is 64.8% percent of Mr. Buhrmaster's 1998 base salary of $500,000. Mr. Buhrmaster's bonus target for 1998 was 60 percent of base salary.

  In February 1998, Mr. Buhrmaster received an annual grant of 75,000 stock options. The options were granted at fair market value on the date of grant and vest over three years.

IRS Limitations

  Under Section 162(m) of the Internal Revenue Code of 1986, as amended, no tax deduction by a publicly held corporation is allowed for compensation to a named executive officer that exceeds $1 million in a taxable year. Annual compensation for purposes of this deduction limitation does not include any compensation that is considered performance based under Section 162(m). Jostens policy is to ensure that compensation earned under its executive compensation program will either qualify for the exclusion from deduction limitation under Section 162(m) or be deferred until they become tax deductible by the company.

Summary

  The committee believes Jostens' executive compensation policies and programs effectively serve the interests of the shareholders and the company. The quality and motivation of the Jostens' executive leadership team are two of the most crucial factors impacting the company's long-term success. We believe that recognizing and rewarding individual and group achievement related to the company's performance is very important in reinforcing our beliefs and in advancing the long term interests of you, the shareholder. We also believe that the executive compensation actions we have taken are consistent with our philosophy for the executive compensation program. As we move forward, we will continue to link company performance to executive rewards and to emphasize stock ownership as key components of the Jostens executive compensation program.

                                          Respectfully Submitted,

                                          Members of the Compensation
                                           Committee:

                                          Jack W. Eugster, Chair
                                          Mannie L. Jackson
                                          Walker Lewis

                            EXECUTIVE COMPENSATION

  The following table sets forth the cash and non-cash compensation for 1998, 1997, the six-month transition period ended December 28, 1996, and the fiscal year ended June 30, 1996, awarded to or earned by the Chief Executive Officer and the four most highly compensated executive officers of the company.

                          Summary Compensation Table

                                        Annual Compensation          Long-Term Compensation
                                ------------------------------------ ----------------------
                                                                     Restricted  Securities
                                                     Other Annual       Stock    Underlying     All Other
        Name and                Salary  Bonus(/1/) Compensation(/2/) Awards(/3/)  Options   Compensation(/4/)
   Principal Position     Year    ($)      ($)            ($)            ($)        (#)            ($)
   ------------------     ----- ------- ---------- ----------------- ----------- ---------- -----------------
Robert C. Buhrmaster,      1998 500,000  324,000        47,452              0      75,000        286,344
Chairman, President and
Chief Executive Officer

                           1997 467,307  167,227        48,952              0      60,000              0
                          6 mos 217,692        0        10,988              0           0              0
                           1996 495,833  126,800        22,967              0           0              0
Carl H. Blowers,           1998 290,097  118,288             0              0      70,000        100,221
Senior Vice President-
Manufacturing(/5/)

                           1997 249,231   66,746             0              0      21,000              0
                          6 mos 110,769   42,000             0              0           0              0
                           1996  27,231        0             0              0           0              0
David J. Larkin,           1998 304,927  138,933        10,100         10,639     100,000        225,785
Executive Vice President
and Chief Operating
Officer(/6/)

                           1997     N/A      N/A           N/A            N/A         N/A              0
                          6 mos     N/A      N/A           N/A            N/A         N/A              0
                           1996     N/A      N/A           N/A            N/A         N/A              0
John J. Mann,              1998 209,231   72,463        16,917              0      41,500         71,586
Vice President-
Scholastic Division(/7/)

                           1997 207,692   66,485         7,950         35,719      30,000              0
                          6 mos  92,308        0             0              0      15,000              0
                           1996  43,205   39,583             0         33,000           0              0
William N. Priesmeyer,     1998 229,154   70,513        16,917         15,491      85,000        162,186
Senior Vice President
and Chief Financial
Officer(/8/)

                           1997  77,692   23,663         2,750              0      21,000              0
                          6 mos     N/A      N/A           N/A            N/A         N/A              0
                           1996     N/A      N/A           N/A            N/A         N/A              0

---------------------
(1) Bonuses for fiscal year 1996 were paid in August of 1997. 1998 and 1997 bonuses were paid in February of the following year. Includes amounts paid under Jostens' Performance Pays bonus program for 1998 as follows: Mr.
    Buhrmaster: not eligible; Mr. Blowers, $10,792; Mr. Larkin, $11,343; Mr. Mann, $7,783; and Mr. Priesmeyer, $8,525. Includes amounts paid under Jostens Performance Pays bonus program for 1997 as follows: Mr. Buhrmaster, $5,227; Mr. Blowers, $2,788; Mr. Larkin, $0; Mr. Mann, $2,323; and Mr. Priesmeyer, $1,163. The Performance Pays bonus program was introduced in 1997 for all of the company's non-union employees and is based on the company's net income performance.

(2) Includes the amounts indicated after each officer's name for the following items (a) automobile, (b) financial planning, (c) club dues and (d) medical reimbursement for fiscal year 1998: Mr. Buhrmaster: $15,000, $21,525, $8,427 and $2,500; Mr. Mann: $9,000, $1,100, $0 and $0; and Mr.
    Priesmeyer: $11,917, $0, $0 and $5,000. Includes the amounts indicated after each officer's name for the following items (a) automobile, (b) financial planning, (c) club dues and (d) medical reimbursement for fiscal year 1997: Mr. Buhrmaster: $14,960, $23,475, $7,982 and $2,535; and Mr.
    Priesmeyer: $2,750, $0, $0 and $0. Includes the amounts indicated after each officer's name for the following items (a) automobile, (b) financial planning, (c) club dues and (d) medical reimbursement for the six-month period ending December 28, 1996: Mr. Buhrmaster: $7,136, $0, $3,852 and $0. Includes the amounts indicated after each officer's name for the following items (a) automobile, (b) financial planning, (c) club dues and
    (d) medical reimbursement for fiscal year 1996: Mr. Buhrmaster: $12,798, $0, $7,704 and $2,465.
(3) Mr. Larkin's and Mr. Priesmeyer's award amounts reflect the restricted stock awarded to them as part of their fiscal year 1998 bonus. These restricted stock awards vest three years from the date of grant.
    Mr. Mann's award amounts reflect the grant of restricted stock upon his date of hire in April 1996 and upon his appointment as vice president in May 1997. Mr. Mann's restricted stock awards each vest four years from the date of grant.
(4) Includes conversion of performance shares granted in 1997 for 1998 company performance. 110 percent of targets was achieved and the performance shares were earned at that level and paid out half in cash and half in Jostens common stock based on the market value of Jostens common stock on the last trading day of 1998 ($26.0313). The amounts listed for Mr. Larkin and Mr. Priesmeyer also include the portion of their fiscal year 1998 bonus that they elected to have paid in Jostens common stock, $42,525 and $61,965, respectively.

(5) Mr. Blowers joined the company in May 1996 as an independent consultant and was hired as an employee in 1997 and appointed to his current position in February 1998.

(6) Mr. Larkin joined the company in February 1998.

(7) Mr. Mann joined the company in April 1996 as General Manager, Scholastic and was named Vice President--Scholastic Division in May 1997.

(8) Mr. Priesmeyer joined the company in August 1997.

                       Option Grants in Fiscal Year 1998

                                                                              Potential Realizable Value at Assumed
                         Number of   Percent of                                       Annual Rates of Stock
                         Securities Total Options                            Price Appreciation for Option Term(/1/)
                         Underlying  Granted to   Exercise or                ---------------------------------------
                          Options   Employees in  Base Price    Expiration     5% ($38.23 per     10% ($60.87 per
          Name            Granted    Fiscal Year   ($/share)  Date(/2/)(/3/)       share)              share)
          ----           ---------- ------------- ----------- --------------   --------------   --------------------
Robert C. Buhrmaster....   75,000        7.93%      23.4688       2/5/08     $        1,107,000 $          2,805,000
Carl H. Blowers ........   70,000        7.40%      23.4688       2/5/08              1,033,200            2,618,000
David J. Larkin ........  100,000       10.58%      23.4688       2/5/08              1,476,000            3,740,000
John J. Mann............   41,500        4.39%      23.4688       2/5/08                612,540            1,552,100
William N. Priesmeyer ..   85,000        8.99%      23.4688       2/5/08              1,254,600            3,179,000
All Shareholders(/4/)...      N/A         N/A           N/A          N/A            517,926,555        1,312,361,325

---------------------
(1) The potential realizable value shown is the potential gain if the options are held for the full 10 years and the stock price has appreciated at the assumed rate. For the named executive officers, the value is calculated from the option price per share of granted options. For all shareholders, the gain is calculated from the option price per share on February 5, 1998, based on the number of outstanding shares of common stock on that date. Potential realizable value is listed for illustration only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of company stock or of the stock price.
(2) Options not yet exercisable generally become exercisable upon a change in control of the company. A change of control is described below in Executive Change in Control Severance Pay Plan. The exercise price may be paid in cash, in shares of stock or pursuant to a cashless exercise procedure under which the optionee instructs a brokerage firm to sell the purchased shares and remit to the company out of the proceeds an amount equal to the exercise price plus any applicable withholding taxes.
(3) So long as employment with the company or any of its subsidiaries continues, the options become exercisable in equal installments on February 5 of 1999, 2000 and 2001.
(4) Shown for comparative purposes only. The amounts indicate the increase in the value of the company stock if the stock price appreciates at the rates assumed in the table.

                Aggregated Option Exercises in Fiscal Year 1998
                    And Fiscal Year End 1998 Option Values

                                                          Number of Unexercised   Value of Unexercised In-
                                                         Options at Fiscal Year     the-Money Options at
                                                                   End              Fiscal Year End(/1/)
                         Shares Acquired                ------------------------- -------------------------
          Name             on Exercise   Value Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- -------------- ----------- ------------- ----------- -------------
Robert C. Buhrmaster....         0              0         313,000      223,000    $2,110,021   $1,081,784
Carl H. Blowers.........         0              0          19,000       90,000        82,063      231,563
David J. Larkin.........         0              0               0      100,000             0      256,250
John J. Mann............         0              0          20,000       66,500        52,188      163,845
William N. Priesmeyer...         0              0           7,000       99,000         8,969      235,751

---------------------
(1) Based on a market price of $26.0313 on December 31, 1998.

                Executive Change in Control Severance Pay Plan

  The company has implemented a Severance Pay Plan (the Plan) to provide severance pay in the event of a change in control (as defined in the Jostens, Inc. Executive Change in Control Severance Pay Plan) of the company for individuals who are executive officers of the company or employed by the company as a management or highly compensated employee, as determined by the chief executive officer. The Plan provides for severance payments to eligible employees whose employment is terminated, either voluntarily with "good reason" (as defined in the Plan) or involuntarily during the 24 months following a change in control. The amount of severance benefit is based upon the employee's position in the company and the employee's base salary plus the higher of the target of the current year's annual incentive or the three year average of actual payouts of annual incentives. The range of severance benefit is from 15 months to 36 months and would be paid in a lump sum upon termination. Under the Plan, any severance benefit to an employee would be reduced by the amount, if any, necessary to prevent any part of the benefit to be treated as an "excess parachute payment" within the meaning of Section 280(G) of the Internal Revenue Code of 1986, as amended.

                       Executive Stock Purchase Program

  In 1998, the Jostens Board of Directors approved an Executive Stock Purchase Program (the Program) sponsored by the company. The Program offered certain executives a one-time opportunity to purchase company stock, at current market price, through unsecured, full-recourse loans financed by The First Chicago National Bank and guaranteed by the company. The dollar value of shares that participants were authorized to purchase under the Program was one to three times their base salary, depending upon the executive's position within the company. A minimum purchase of 50 percent of the authorized value was required in order to participate. The Board of Directors also authorized a grant of restricted shares of common stock equal to 15 percent of the number of shares that each participant purchased in the Program. The restricted stock awards under this Program vest three years from the date of grant. Dividends from the stock purchased under this Program and the restricted stock may be applied to the quarterly interest payments due on the loans. The remainder of the interest will be capitalized and due at the end of the five-year loan period. Four of the named executive officers in the Summary Compensation Table elected to participate in this Program. Shares purchased under this Program and the restricted stock grants are included in the Shares Held by Directors and Officers. The principal amounts of loans to the named executive officers guaranteed by the company are: Mr. Buhrmaster: $1,620,000; Mr. Blowers:
$770,000; Mr. Larkin: $950,000 and Mr. Priesmeyer: $798,000. The number of shares purchased and related restricted stock granted for each of the named executive officers are: Mr. Buhrmaster: 67,569 and 10,135; Mr. Blowers: 32,116 and 4,817; Mr. Larkin: 39,624 and 5,944; and Mr. Priesmeyer: 33,284 and 4,993.

                           Jostens Retirement Plans

  The company maintains a non-contributory pension plan, Pension Plan D (Plan
D), that provides benefits for substantially all salaried employees. Retirement income benefits are based upon a participant's highest average annual cash compensation (base salary plus annual bonus, if any) during any five consecutive calendar years, years of credited service (to a maximum of 35 years) and the Social Security-covered compensation table in effect at termination.

  The company also maintains an unfunded supplemental retirement plan that gives additional credit under Plan D for years of service as a company sales representative to those salespersons who were hired as employees of the company prior to October 1, 1991. In addition, benefits specified in Plan D may exceed the level of benefits that may be paid from a tax-qualified plan under the Internal Revenue Code of 1986, as amended. The benefits up to IRS limits are paid from Plan D and benefits in excess, to the extent they could have been earned in Plan D, are paid from the unfunded supplemental plan.

  The following table illustrates a reasonable estimate of the annual benefits under Pension Plan D and the supplemental plan payable to employees, including officers, under these plans. The table does not take into account transition rule provisions of the plan for employees who were participants on June 30, 1988.

                    Projected Annual Benefit at Normal Retirement at Age
                                          65(/1/)
                  --------------------------------------------------------------------
                            Years of Service at Retirement(/2/)
                  --------------------------------------------------------------------
   Average
    Final
 Compensation        15             20             25             30             35
 ------------     --------       --------       --------       --------       --------
 $150,000         $ 27,600       $ 36,800       $ 46,000       $ 55,200       $ 64,400
  200,000           38,900         51,800         64,800         77,700         90,700
  300,000           61,400         81,800        102,300        122,700        143,200
  400,000           83,900        111,800        139,800        167,700        195,700
  500,000          106,400        141,800        177,300        212,700        248,200
  600,000          128,900        171,800        214,800        257,700        300,700
  700,000          151,400        201,800        252,300        302,700        353,200
  800,000          173,900        231,800        289,800        347,700        405,700
  900,000          196,400        261,800        327,300        392,700        458,200
  950,000          207,600        276,800        346,000        415,200        484,400

---------------------
(1) The projected benefits shown in the table are payable in a monthly benefit for life upon retirement at age 65.
(2) The following individuals named in the Summary Compensation Table have the respective number of years of service under Plan D: Mr. Buhrmaster, 6.1 years; Mr. Blowers, 2.6 years; Mr. Larkin, 0.9 years; Mr. Mann, 2.7 years; and Mr. Priesmeyer, 1.3 years.

  The company also maintains a non-contributory supplemental pension plan for corporate vice presidents. Under the plan, vice presidents who retire after age 55 with at least seven full calendar years of service as a corporate vice president are eligible for a benefit equal to 1 percent of final base salary for each full calendar year of service, up to a maximum of 30 percent. Only service after age 30 is recognized in the plan. The calculation of benefits is frozen at the levels reached at age 60. If they continue in their current positions at their current levels of compensation and retire at age 60, the estimated total annual pension amounts from this plan for Messrs. Buhrmaster, Blowers, Mann and Priesmeyer would be $70,000, $4,994, $16,800 and $18,360, respectively. Mr. Larkin has waived his eligibility in this plan.

                               PERFORMANCE GRAPH

  Set forth below is a performance graph showing the company's total return to shareholders the last five years as compared with the S&P 500 Index and a peer group index comprising the 11 companies in three S&P consumer product indexes. The company is part of both the S&P 500 Index and the peer group index. The returns are based on an assumed investment of $100 on December 31, 1993, in the company's common stock and both of the indexes, with all dividends reinvested.


(1) The peer group index comprises the 11 companies that are included in three S&P consumer product indexes: Jostens, Inc.; American Greetings Corporation; A.T. Cross Co.; Cyrk, Inc.; Franklin Covey Co.; Jan Bell Marketing, Inc.; Russ Berrie and Company, Inc.; Swiss Army Brands, Inc.; Gibson Greetings, Inc.; Lancaster Colony Corporation; and Stanhome Inc.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The company prepares Section 16(a) forms on behalf of its officers and directors based on the information provided by them. Based solely on review of this information, including written representations from its officers and directors that no other reports were required, the company believes that, during the 1998 fiscal year, all Section 16(a) filing requirements applicable to its officers and directors were complied with.

                            APPOINTMENT OF AUDITORS

  The Board of Directors has appointed Ernst & Young as independent auditors to examine the accounts of the company for 1999, and to perform other appropriate accounting services. Although it is not required to do so, the Board of Directors submits the appointment of Ernst & Young to the shareholders for ratification.

  The board recommends a vote for ratification of Ernst & Young as independent auditors for fiscal year 1999. Unless a contrary choice is specified, proxies solicited by the board will be voted for ratification of Ernst & Young. If the appointment of Ernst & Young is not ratified, the Board of Directors will reconsider its appointment.

  The company has requested and expects representatives of Ernst & Young to be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

                                OTHER BUSINESS

  The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting, other than that described in this Proxy Statement. If, however, any other matters properly come before the meeting, it is intended that proxies solicited by the board will be voted in accordance with the judgment of the individual or individuals voting the proxies.

       SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS

  Shareholder proposals intended to be presented in the proxy materials relating to the 1999 Annual Meeting of Shareholders must be received by the secretary of the company at its principal executive offices on or before November 19, 1999. A shareholder who wishes to make a proposal at the 1999 Annual Meeting without including the proposal in the company's proxy statement must notify the company by February 4, 2000. If a shareholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the company for the 1999 Annual Meeting will have discretionary authority to vote on the proposal.

                                 MISCELLANEOUS

  THE COMPANY WILL FURNISH UPON WRITTEN CONSENT AND WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) FOR FISCAL YEAR 1998 TO EACH PERSON WHO IS A SHAREHOLDER OF THE COMPANY AS OF MARCH 3, 1999. SUCH REQUESTS SHOULD BE SENT TO JOSTENS INC., INVESTOR RELATIONS, 5501 NORMAN CENTER DRIVE, MINNEAPOLIS, MN 55437, (612) 830-3214. FINANCIAL STATEMENTS AND OTHER INFORMATION ABOUT JOSTENS ARE ALSO AVAILABLE ELECTRONICALLY VIA THE WORLDWIDE WEB AT WWW.JOSTENS.COM.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          William J. George
                                          Secretary

March 25, 1999

                           Printed on recycled paper.

                                 Jostens, Inc.

There are three ways to vote your Proxy
                                                -------------------------------
                                                   COMPANY #
Your telephone or Internet vote authorizes the     CONTROL #
Proxies to vote your shares in the same manner ------------------------------- as if you mark, sign and return your proxy card.


VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326

 .   Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

 .   You will be prompted to enter your 3-digit Company Number and your 7-digit
    Control Number which is located above.

 .   Follow the simple instructions the voice provides you.

VOTE BY INTERNET -- http://www.eproxy.com/jos/

 .   Access the above Internet site to vote your proxy 24 hours a day, 7 days a week.

 .   You will be prompted to enter your 3-digit Company Number and your 7-digit
    Control Number which is located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD


                            -- Please detach here --

          The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.Election of directors:

01 Robert C. Buhrmaster   02 Jack W. Eugster   [ ] Vote FOR   [ ] Vote WITHHELD
03 Brenda J. Lauderback                        all nominees   from all nominees

(Instructions: To withhold                ---------------------------------
authority to vote for any indicated
nominee, write the number(s) of the       ---------------------------------
nominee(s) in the box provided to
the right.)

2. Ratification of Ernst & Young as      [ ] For  [ ] Against   [ ] Abstain
   independent auditors of the company
   for fiscal year 1999.

3. In their discretion, the Proxies are
   authorized to vote upon such other
   business as may properly come before
   the Annual Meeting of Shareholders.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH ITEM.
Address Change? Mark Box [ ]              Date ____________________________
Indicate changes below:

                                        Signature(s) in Box

                                        Please sign exactly as your name(s)
                                        appear on Proxy. If held in joint
                                        tenancy, all persons must sign.
                                        Trustees, administrators, etc.,
                                        should include title and authority.
                                        Corporations should provide full
                                        name of corporation and title of
                                        authorized officer signing the Proxy.

                                    [LOGO]

                                 JOSTENS, INC.

                                 ANNUAL MEETING

                            Thursday, April 22, 1999
                             10:00 a.m. local time

                          Auditorium of Jostens, Inc.
                            5501 Norman Center Drive
                          Minneapolis, Minnesota 55437


Jostens, Inc.
5501 Norman Center Drive, Minneapolis, MN 55437                            Proxy

--------------------------------------------------------------------------------

          This Proxy is solicited on behalf of the Board of Directors.

By signing this proxy, you revoke all prior proxies and appoint Robert C. Buhrmaster and William J. George, or either one of them, as Proxies, each with the power to appoint his substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of Jostens, Inc. held of record by the undersigned on March 3, 1999, at the Annual Meeting of Shareholders of the Company to be held on April 22, 1999 or any adjournment thereof.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

                      See reverse for voting instructions.